PRESS RELEASE
Au Bon Pain Co., Inc.
19 Fid Kennedy Avenue
Boston, MA   02210

Contact: Anthony J. Carroll
         Chief Financial Officer
Phone:   (617) 423 - 2100, ext. 1229


Au Bon Pain Co., Inc. Announces Postponement and Re-scheduling of Special Shareholders' Meeting

Boston, MA, February 22, 1999 - Au Bon Pain Co., Inc. announced today that its Board of Directors has voted to postpone its Special Meeting of Shareholders originally scheduled for Monday, February 22, 1999 at 2:00 p.m. until Thursday, March 4, 1999 at 2:00 p.m. The purpose of the re-scheduled shareholders' meeting will be to consider the approval of the sale of its Au Bon Pain division and the change of the Company's name to "Panera Bread Company" as described in the Company's Proxy Statement dated January 25, 1999.

The re-scheduled meeting will be held at BankBoston, 100 Federal Street, 2nd Floor, Boston, Massachusetts.

Ronald M. Shaich, Co-Chairman and CEO of Au Bon Pain Co., Inc., commented, "We are still working diligently to complete preparations for and finalize the remaining issues related to the pending sale of the Au Bon Pain division. The Board determined, however, that the shareholders' meeting should be re-scheduled to enable these issues to be resolved prior to the meeting date."

The Company's Au Bon Pain division includes 150 Company-owned bakery cafes in urban cities throughout the Northeast and Midwest, as well as 75 franchised domestic locations and 40 franchised Au Bon Pain cafes in Chile, Brazil, Thailand, Indonesia, the United Kingdom, Singapore and the Philippines.

The Company's Saint Louis Bread Co./Panera Bread unit includes 75 Company-owned bakery cafes and 52 franchised units in 13 states including Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Massachusetts, Michigan, Missouri, Ohio, Oklahoma, South Carolina and Texas.

Au Bon Pain Co., Inc. common stock is traded on the NASDAQ Stock Market under the symbol: ABPCA.